Exhibit 99.1

Armstrong World Industries Reports

Third-Quarter 2025 Results

•
Quarterly net sales increased 10% to $425 million with an 18% increase in Architectural Specialties net sales and a 6% increase in Mineral Fiber net sales
•
Operating income increased 5% and Adjusted EBITDA increased 6%
•
Diluted net earnings per share and adjusted diluted net earnings per share both up 13%
•
Year-to-date cash flow from operating and investing activities up 120% and year-to-date adjusted free cash flow up 22%
•
Raising full-year 2025 guidance for all key metrics

(All comparisons are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., Oct. 28, 2025 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported third-quarter 2025 financial results highlighted by strong net sales and solid earnings growth.

“Today we announced record-setting, third-quarter net sales and earnings with strong Mineral Fiber Average Unit Value (AUV) performance, a second consecutive quarter of Mineral Fiber volume growth, and double-digit net sales growth in Architectural Specialties. These results were driven by solid operational and commercial execution across our enterprise that allowed us to overcome lingering market softness and some timing-related cost headwinds,” said AWI President and CEO, Vic Grizzle. “With our resilient business model, attractive growth initiatives that differentiate Armstrong in our markets, and our teams’ relentless focus on efficient execution, we remain confident in our ability to outperform current market conditions and deliver double-digit growth across all key metrics for 2025.”

Third-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2025	2024	Change
Net sales	$425.2	$386.6	10.0%
Operating income	$117.2	$111.3	5.3%
Operating income margin (Operating income as a % of net sales)	27.6%	28.8%	(120)bps
Net earnings	$86.3	$76.9	12.2%
Diluted net earnings per share	$1.98	$1.75	13.1%

Additional Non-GAAP* Measures
Adjusted EBITDA	$148	$139	6.4%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	34.7%	35.9%	(120)bps
Adjusted net earnings	$89	$79	12.4%
Adjusted diluted net earnings per share	$2.05	$1.81	13.3%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States

("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are based on unrounded figures.

Consolidated net sales for the third quarter of 2025 increased 10.0% from the prior-year period due to higher volumes of $24 million and favorable Average Unit Value (dollars per unit sold, or "AUV") of $14 million. Architectural Specialties net sales increased $23 million and Mineral Fiber net sales increased $16 million from the prior-year period. Architectural Specialties segment net sales improved due to a $16 million contribution from the 2024 acquisitions of 3form, LLC ("3form") and A. Zahner Company ("Zahner") and a $7 million increase in organic net sales. The increase in Mineral Fiber net sales was primarily driven by favorable AUV and modestly improved sales volumes.

Consolidated operating income increased 5.3% in the third quarter of 2025 compared to the prior-year period primarily due to an $11 million benefit from sales volume growth, a $9 million margin benefit from favorable AUV and a $3 million increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"). These benefits were partially offset by a $6 million increase in manufacturing costs and a $13 million increase in selling, general and administrative (“SG&A”) expenses. The acquisitions of 3form and Zahner contributed $5 million to the increase in sales volumes and $2 million to the increase in operating income.

Third-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2025	2024	Change
Net sales	$274.0	$258.0	6.2%
Operating income	$98.7	$93.0	6.1%
Adjusted EBITDA*	$119	$113	5.5%
Operating income margin	36.0%	36.0%	0bps
Adjusted EBITDA margin*	43.6%	43.9%	(30)bps

Mineral Fiber net sales increased 6.2% in the third quarter of 2025 compared to the prior-year quarter due to $14 million of favorable AUV and $2 million of higher sales volumes. The improvement in AUV was due to favorable like-for-like price, with a modest contribution from mix. Increased volumes and favorable mix were driven by our strong execution, along with benefits from our growth initiatives.

Mineral Fiber operating income increased 6.1% year-over-year primarily due to a $9 million benefit from favorable AUV, a $3 million increase in WAVE equity earnings and a $1 million benefit from higher sales volumes. These benefits were partially offset by a $3 million increase in manufacturing costs and a $6 million increase in SG&A expenses driven by several discrete items, including higher incentive compensation.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2025	2024	Change
Net sales	$151.2	$128.6	17.6%
Operating income	$19.3	$19.2	0.5%
Adjusted EBITDA*	$28	$26	9.7%
Operating income margin	12.8%	14.9%	(210)bps
Adjusted EBITDA margin*	18.8%	20.1%	(130)bps

Architectural Specialties net sales increased 17.6% in the third quarter of 2025, driven primarily by a $16 million increase from the 2024 acquisitions of 3form and Zahner, in addition to a $7 million increase in organic net sales driven by strong growth across most of our specialty product categories.

Architectural Specialties operating income increased 0.5% in the third quarter of 2025, primarily driven by contributions from the acquisitions of 3form and Zahner, in addition to improved custom project margins. The $10 million benefit from higher net sales was partially offset by a $3 million increase in manufacturing costs and a $7 million increase in SG&A expenses that was primarily driven by the acquisitions of 3form and Zahner and an increase in selling expenses driven primarily by higher net sales as well as additional investments in selling capabilities.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the third quarter of 2025 and 2024.

Cash Flow

Year-to-date cash flows from operating activities in 2025 increased $65 million or 36% in comparison to the prior-year period. The favorable change in operating cash flows was primarily driven by higher cash earnings, including a benefit from a decrease in income taxes paid due to the impact of 2025 federal tax reform. Year-to-date cash flows from investing activities increased $78 million versus the prior-year period, primarily due to $94 million of cash paid in 2024 for the 3form acquisition and an increase in dividends from WAVE, partially offset by a decrease in proceeds from the sale of fixed assets and an increase in purchases of property, plant and equipment.

Share Repurchase Program

During the third quarter of 2025, we repurchased 0.1 million shares of common stock for a total cost of $27 million, excluding the cost of commissions and taxes. As of September 30, 2025, there was $583 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved our share repurchase program authorizing us to repurchase outstanding shares of common stock (the “Program”). Since inception of the Program, we have been authorized to repurchase up to an aggregate of $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through September 30, 2025, we have repurchased 15.1 million shares under the Program for a total cost of $1,117 million, excluding commissions and taxes, or an average share price of $73.74 per share.

Updating 2025 Outlook

“With year-to-date sales growth of 14% and adjusted EBITDA growth of 15%, we are raising our full-year 2025 guidance across all key metrics,” said Chris Calzaretta, AWI Senior Vice President and CFO. “We expect full-year margin expansion in both the Mineral Fiber and Architectural Specialties segments and remain confident in the strong adjusted free cash flow generation of the business. With a strong balance sheet, we are well-positioned to continue to execute our capital allocation strategy to drive shareholder value.”

		For the Year Ended December 31, 2025
(Dollar amounts in millions except per-share data)	2024 Actual	Current Guidance			VPY Growth %
Net sales	$1,446	$1,623	to	$1,638	12%	to	13%
Adjusted EBITDA*	$486	$553	to	$563	14%	to	16%
Adjusted diluted net earnings per share*	$6.31	$7.45	to	$7.55	18%	to	20%
Adjusted free cash flow*	$298	$342	to	$352	15%	to	18%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss third-quarter 2025 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrong.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended September 30, 2025, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,800 employees and a manufacturing network of 21 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended September 30, 2025, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrongceilings.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrongceilings.com or (717) 396-2240

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$425.2	$386.6	$1,232.5	$1,078.0
Cost of goods sold	246.7	222.5	728.3	640.3
Gross profit	178.5	164.1	504.2	437.7
Selling, general and administrative expenses	90.1	77.6	252.1	223.1
Loss related to change in fair value of contingent consideration	0.1	0.2	0.5	0.6
(Gain) loss on sales and impairment of fixed assets, net	(0.9)	0.2	(0.8)	0.3
Equity (earnings) from unconsolidated affiliates, net	(28.0)	(25.2)	(86.5)	(78.7)
Operating income	117.2	111.3	338.9	292.4
Interest expense	8.2	10.5	25.3	30.6
Other non-operating (income), net	(0.5)	(3.0)	(1.9)	(9.3)
Earnings before income taxes	109.5	103.8	315.5	271.1
Income tax expense	23.2	26.9	72.3	68.4
Net earnings	$86.3	$76.9	$243.2	$202.7

Diluted net earnings per share of common stock	$1.98	$1.75	$5.56	$4.61
Average number of diluted common shares outstanding	43.6	43.9	43.7	44.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales
Mineral Fiber	$274.0	$258.0	$786.1	$747.8
Architectural Specialties	151.2	128.6	446.4	330.2
Total net sales	$425.2	$386.6	$1,232.5	$1,078.0

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Segment operating income (loss)
Mineral Fiber	$98.7	$93.0	$281.6	$253.9
Architectural Specialties	19.3	19.2	59.7	41.1
Unallocated Corporate	(0.8)	(0.9)	(2.4)	(2.6)
Total consolidated operating income	$117.2	$111.3	$338.9	$292.4

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	September 30, 2025	December 31, 2024
Assets
Current assets	$395.7	$348.9
Property, plant and equipment, net	598.7	598.8
Other non-current assets	899.0	895.0
Total assets	$1,893.4	$1,842.7
Liabilities and shareholders’ equity
Current liabilities	$261.1	$249.7
Non-current liabilities	743.1	835.9
Shareholders' equity	889.2	757.1
Total liabilities and shareholders’ equity	$1,893.4	$1,842.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Net earnings	$243.2	$202.7
Other adjustments to reconcile net earnings to net cash provided by operating activities	40.0	12.8
Changes in operating assets and liabilities, net	(37.7)	(35.3)
Net cash provided by operating activities	245.5	180.2
Net cash provided by (used for) investing activities	16.8	(61.2)
Net cash (used for) financing activities	(252.0)	(115.7)
Effect of exchange rate changes on cash and cash equivalents	0.5	(0.4)
Net increase in cash and cash equivalents	10.8	2.9
Cash and cash equivalents at beginning of year	79.3	70.8
Cash and cash equivalents at end of period	$90.1	$73.7

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2025. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$425	$387	$1,233	$1,078

Net earnings	$86	$77	$243	$203
Add: Income tax expense	23	27	72	68
Earnings before income taxes	$110	$104	$316	$271
Add: Interest/other income and expense, net	8	8	23	21
Operating income	$117	$111	$339	$292
Add: RIP expense (1)	1	1	2	2
Add: Acquisition-related impacts (2)	1	-	1	2
Add: WAVE pension settlement (3)	-	-	-	1
(Less): Gain on sales and impairment of fixed assets, net (4)	(1)	-	(1)	-
Add: Environmental expense	-	-	-	2
Adjusted operating income	$118	$113	$341	$299
Add: Depreciation and amortization	30	26	90	76
Adjusted EBITDA	$148	$139	$431	$375

Operating income margin	27.6%	28.8%	27.5%	27.1%
Adjusted EBITDA margin	34.7%	35.9%	35.0%	34.8%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(3) Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.

(4) During the third quarter of 2025 we sold a parcel of land at a Mineral Fiber plant. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens,

Oregon and recorded an impairment loss upon classification of a parcel of undeveloped land adjacent to our corporate campus in Lancaster, Pennsylvania to assets held for sale.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$274	$258	$786	$748

Operating income	$99	$93	$282	$254
Add: Acquisition-related impacts (1)	-	-	-	1
Add: WAVE pension settlement (2)	-	-	-	1
(Less): Gain on sales and impairment of fixed assets, net (3)	(1)	-	(1)	-
Add: Environmental expense	-	-	-	2
Adjusted operating income	$98	$93	$281	$257
Add: Depreciation and amortization	22	20	65	59
Adjusted EBITDA	$119	$113	$345	$316

Operating income margin	36.0%	36.0%	35.8%	34.0%
Adjusted EBITDA margin	43.6%	43.9%	43.9%	42.3%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration.

(2) Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.

(3) During the third quarter of 2025 we sold a parcel of land at a Mineral Fiber plant. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens,

Oregon and recorded an impairment loss upon classification of a parcel of undeveloped land adjacent to our corporate campus in Lancaster, Pennsylvania to assets held for sale.

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$151	$129	$446	$330

Operating income	$19	$19	$60	$41
Add: Acquisition-related impacts (1)	1	-	1	1
Adjusted operating income	$20	$19	$60	$43
Add: Depreciation and amortization	9	6	25	17
Adjusted EBITDA	$28	$26	$86	$59

Operating income margin	12.8%	14.9%	13.4%	12.4%
Adjusted EBITDA margin	18.8%	20.1%	19.2%	17.9%

(1) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating (loss)	$(1)	$(1)	$(2)	$(3)
Add: RIP expense (1)	1	1	2	2
Adjusted operating (loss)	$-	$-	$(1)	$(1)
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$(1)	$(1)

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$123	$97	$246	$180
Net cash provided by (used for) investing activities	4	20	17	(61)
Net cash provided by operating and investing activities	$127	$117	$262	$119
Add: Acquisitions, net of cash acquired and investment in unconsolidated affiliate	8	-	7	99
Add: Arktura deferred compensation (1)	-	-	-	6
(Less): Proceeds from sales of facilities (2)	(1)	(9)	(1)	(12)
(Less): Non-recurring cash tax benefit due to 2025 federal tax reform	(10)	-	(10)	-
Adjusted Free Cash Flow	$123	$107	$259	$212

(1) Deferred compensation related to acquisitions that were recorded as components of net cash provided by operating activities.

(2) Proceeds related to the 2025 sale of a parcel of land at a Mineral Fiber plant and the 2024 sales of an Architectural Specialties design center and idled Mineral Fiber plant in St. Helens, Oregon.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2025		2024		2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$86	$1.98	$77	$1.75	$243	$5.56	$203	$4.61
Add: Income tax expense	23		27		72		68
Earnings before income taxes	$110		$104		$316		$271
Add/(Less): RIP cost (credit) (1)	-		-		1		(1)
Add: Acquisition-related impacts (2)	1		-		1		2
Add: Acquisition-related amortization (3)	4		3		12		8
Add: WAVE pension settlement (4)	-		-		-		1
(Less): Gain on sales and impairment of fixed assets, net (5)	(1)		-		(1)		-
Add: Environmental expense	-		-		-		2
Adjusted net earnings before income taxes	$113		$107		$329		$283
(Less): Adjusted income tax expense (6)	(24)		(28)		(75)		(71)
Adjusted net earnings	$89	$2.05	$79	$1.81	$253	$5.80	$211	$4.81
Adjusted diluted EPS change versus prior year		13.3%				20.6%
Diluted shares outstanding		43.6		43.9		43.7		44.0
Effective tax rate		21%		26%		23%		25%

(1) RIP cost (credit) represents the entire actuarial net periodic pension cost (credit) recorded as a component of earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

(5) During the third quarter of 2025 we sold a parcel of land at a Mineral Fiber plant. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens,

Oregon and recorded an impairment loss upon classification of a parcel of undeveloped land adjacent to our corporate campus in Lancaster, Pennsylvania to assets held for sale.

(6) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2025
	Low		High
Net earnings	$314	to	$316
Add: Income tax expense	92		94
Earnings before income taxes	$405	to	$410
Add: Interest expense	33		33
Add: Other non-operating (income), net	(3)		(2)
Operating income	$434	to	$441
Add: RIP expense (1)	2		2
Add: Acquisition-related impacts (2)	1		1
(Less): Gain on sales of fixed assets, net (3)	(1)		(1)
Adjusted operating income	$435	to	$442
Add: Depreciation and amortization	119		122
Adjusted EBITDA	$553	to	$563

(1) RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

(2) Represents contingent third-party professional fees and changes in fair value of contingent consideration.

(3) During the third quarter of 2025 we sold a parcel of land at a Mineral Fiber plant.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2025
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$314	$7.19	to	$316	$7.24
Add: Income tax expense	92			94
Earnings before income taxes	$405		to	$410
Add: RIP cost (2)	1			1
Add: Acquisition-related amortization (3)	15			16
Add: Acquisition-related impacts (4)	1			1
(Less): Gain on sale of fixed assets, net (5)	(1)			(1)
Adjusted earnings before income taxes	$422		to	$428
(Less): Adjusted income tax expense (6)	(97)			(98)
Adjusted net earnings	$325	$7.45	to	$329	$7.55

(1) Adjusted diluted EPS guidance for 2025 is calculated based on approximately 43 to 44 million of diluted shares outstanding.

(2) RIP cost represents the entire actuarial net periodic pension cost to be recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(5) During the third quarter of 2025 we sold a parcel of land at a Mineral Fiber plant.

(6) Income tax expense is based on an adjusted effective tax rate of approximately 23%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2025
	Low		High
Net cash provided by operating activities	$349	to	$363
Add: Return of investment from joint venture	112		114
Less: Capital expenditures	(105)		(110)
Add: Acquisitions, net of cash acquired	7		7
(Less): Proceeds from sales of facilities (1)	(1)		(1)
(Less): Non-recurring cash tax benefit due to 2025 federal tax reform (2)	(21)		(21)
Adjusted Free Cash Flow	$342	to	$352

(1) Proceeds related to the sale of a parcel of land at a Mineral Fiber plant.

(2) Assumes a full-year normalized cash tax rate of approximately 22%.